Contacts:  Brad Holiday
Eric Struik
Tim Buckman
(760) 931-1771

CALLAWAY GOLF COMPANY PROVIDES
GUIDANCE FOR SECOND QUARTER

CARLSBAD, CA /June 14, 2010/ Callaway Golf Company (NYSE:ELY) today provided guidance for the second quarter of 2010, announcing that estimated net sales would be in the range of $295 - $305 million and fully diluted earnings per share would be in the range of $0.10 - $0.15, including charges of approximately $0.01 per share related to the Company’s global operations strategy. For the second quarter of 2009, the Company reported net sales of $302 million and earnings per diluted share of $0.10, including approximately $0.02 per share for charges related to the Company’s global operations strategy.

“As we discussed throughout the year, 2010 will be the first step for the golf industry and the Company toward a full recovery from the recent global economic crisis,” commented George Fellows, President and Chief Executive Officer. “The pace of the recovery is affected by the stabilization of the worldwide economies and the recovery of consumer discretionary spending on durable products. Based upon current trends, however, it appears that the recovery will be slower than we had expected. The increased economic and political instability in Asia and Europe, the tentative nature of consumer spending so far this year in the United States, and unfavorable weather conditions in many of the Company’s key markets this year, are all factors slowing the pace of the recovery.”

“While our full year results will show less improvement than we initially forecasted, we remain confident that we will return the Company to profitability in 2010 and remain confident in our longer-term prospects as well,” continued Mr. Fellows.  “Our brand continues to be strong worldwide.  Our global operations strategy continues to deliver significant savings and increased flexibility in our supply chain, allowing us to adjust to changing market conditions very efficiently. Our apparel and accessories businesses continue to grow, and our international market expansion is ahead of schedule and will benefit from the inclusion of golf in the Olympics. Inventories at retail as well as our own inventories are reasonable and our liquidity and balance sheet are sound. These factors will be even more important as economic conditions improve and the recovery continues.”

Conference call

The Company intends to release actual second quarter financial results on July 28, 2010. A conference call and webcast will also take place at that time.  During the conference call, the Company will provide its revised outlook for the year as well as information on the actions the Company is implementing in light of the slower than expected economic recovery.

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Disclaimer:  Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to estimated sales and earnings per share, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995.  These estimates and statements are based upon current information and expectations. Accurately estimating the Company’s future financial performance is based upon various unknowns, including future changes in foreign currency exchange rates, consumer acceptance and demand for the Company’s products, the level of promotional activity in the marketplace, as well as future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions. Actual results may differ materially from those estimated or anticipated as a result of these unknowns or other risks and uncertainties, including continued compliance with the terms of the Company’s credit facility; delays, difficulties or increased costs in the supply of components needed to manufacture the Company’s products, in manufacturing the Company’s products, or in connection with the implementation of the Company’s planned gross margin initiatives or the implementation of future initiatives; adverse weather conditions and seasonality; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company’s products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements and the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as well as other risks and uncertainties detailed from time to time in the Company’s reports on Forms 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE: ELY) creates products and services designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf®, Odyssey®, Top-Flite®, Ben Hogan® and uPro™ brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com or Shop.CallawayGolf.com